Exhibit 99.1

Press Release	Source: Omni U.S.A., Inc.

Brendan Technologies Receives $1 Million Financing from
Potawatomi Business Development Corp.

For immediate release

CARLSBAD, Calif., July 18, 2006 -- Omni USA, Inc. dba Brendan Technologies, Inc. (OTC BB:OUSA.OB - News), Brendan, a pharmaceutical and laboratory testing software company, today announced it has entered into a financing arrangement for initially $1 million with the Potawatomi Business Development Corp., PBDC.

“This initial investment will accelerate the development of the next release to our core product, StatLIA®,” said John Dunn, President and CEO of Brendan. “StatLIA is recognized for its breakthroughs in technological advancements for the life science industries. Our next release will incorporate these advancements into a completely redesigned user interface that adds the improved functionality and ease-of-use our customers in the pharmaceutical and other industries have requested. This new release will meet their demands for a scalable enterprise-wide solution for their analytical software.”

Carol Leese, CEO of PBDC, said that “this investment fits nicely into our philosophy of expanding into industries were proven technological superiority can translate into significant growth opportunities. Our review of StatLIA convinced us, that with our support and investments, Brendan can truly become a leader in analytical software for the life science industries.”

Brendan issued a two-year, 8% convertible debenture enabling the PBDC the opportunity to convert to common shares of Omni at a rate of $0.50 per share. In addition, PBDC received a five year warrant to purchase up to 2 million shares of Omni at an exercise price of $0.60 per share and a one year warrant to purchase up to an additional 2 million shares of Omni at an exercise price of $1.00 per share.

About Brendan Technologies, Inc.

Brendan Technologies, Inc. has been actively involved in providing software solutions to improve the accuracy, quality control, workflow, and regulatory compliance of immunoassay testing in laboratories in the biopharmaceutical, clinical, research, veterinarian and agricultural industries. The Company's innovative software addresses the data analysis, workflow, and regulatory needs of its customers, many of which are Fortune 1000 organizations that represent some of the largest corporations in their respective fields. Brendan Technologies is currently redesigning and expanding its current product lineup to better capitalize on the growing demand of its target markets for more advanced software. More information is available at www.brendan.com.

About the Potawatomi Business Development Corporation

The Potawatomi Business Development Corporation is the economic development and income diversification business entity of the Forest County Potawatomi Community. Headquartered in Milwaukee, Wisconsin, their subsidiary companies and investments provide financial diversification opportunities for their shareholders and investment partners.  The Corporation seeks to diversify Potawatomi business holdings beyond gaming in an effort to secure the future of the Potawatomi tribe for future generations. In addition to this investment in Brendan, the Corporation has recently concluded investments in and acquisitions of Potawatomi Design Group, an Oklahoma architectural service firm, 1Prospect, a technology solutions company, Waukesha Tool and Stamping of Sussex, WI, Dynamic Homes of Detroit, MI, and Milwaukee Composites, Inc. More information is available at www.potawatomibdc.com .

Forward-looking statement: Except for historical information, this press release contains forward-looking statements, which reflect the Company's current expectation regarding future events. These forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from those statements. Those risks and uncertainties include, but are not limited to, changing market conditions and other risks detailed from time to time in the Company's ongoing quarterly filings, annual information form, and annual reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this press release might not occur.

Contact:
Omni U.S.A, Inc.
Lowell Giffhorn, CFO
(760) 929-7500, Ext. 210

Source: Omni U.S.A., Inc.